Exhibit 10.101

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
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SUBLICENSE AGREEMENT

between

Lannett Company Inc., 1150 Northbrook Drive, Suite 155, Trevose, PA 19053

- “Lannett” -

and

Ypsomed AG, Brunnmattstrasse 6, CH-3401 Burgdorf, Switzerland

- “Ypsomed” -

- each a “Party” and together the “Parties” -

Preamble

A.	Sanofi-Aventis Deutschland GmbH (“Sanofi”) controls certain patents on inventions relating to, inter alia, variable dose pen injectors.

B.	Ypsomed has developed and markets under the brand UnoPen the technical platform of a disposable pen injection system for the injection of the content of a prefilled cartridge (“UnoPen Device”, as further defined in Annex 1).

C.	Sanofi and Ypsomed have entered into a License Agreement (“License Agreement”) under which Sanofi has granted license rights on certain of its device patents allowing Ypsomed to use such device patents for its UnoPen Device. The License Agreement allows Ypsomed to grant sublicenses to its customers, including to Lannett and its partner, YiChang HEC ChangJiang Pharmaceutical Co., Ltd., Bingjiang Road, Yidu City, Hubei Province, 443300 P.R. China (“HEC”).

D.	Lannett and Ypsomed entered into a Customization & Supply Agreement, effective as of 1 October 2020 and a Customization & Supply Agreement, effective as of 1 July 2021 (collectively the “Supply Agreement”) regarding the customization & supply of two customized versions of the UnoPen Device for use with injectable insulin glargine and insulin aspart, respectively (collectively the “Lannett UnoPen Version”, as further defined in Annex 1).

E.	Lannett and Ypsomed entered into an Agreement regarding Contribution to potential Licensing Arrangement with Sanofi-Aventis dated as of 20 September 2022 (“Contribution Agreement”) in order to set forth Lannett’s financial contribution to the financial implications as well as certain other terms and conditions arising from the License Agreement.

F.	In order to memorialize the terms and conditions regarding the grant of the sub-license to Lannett and HEC by Ypsomed, the Parties wish to enter into this sub-license agreement (the “Sublicense Agreement”), which forms part of the Contribution Agreement, in accordance with the following terms and conditions.

Now, therefore, in consideration of the above, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Sublicense Agreement have the meaning assigned to them in Annex 1.

2.	Sublicense
2.1	Sublicense Grant

Ypsomed hereby grants to Lannett and HEC during the Term a non-exclusive, royalty-bearing sub-license under the Licensed Patents, to final assemble, have final assembled, use, sell, have sold, offer for sale, distribute, have distributed, import, have imported, export, have exported, and otherwise exploit, or have exploited the Sublicensed Product in the Field in the Territory (the “Sublicense”).

2.2	Scope of Sublicense & Restrictions
(a)For the avoidance of doubt:
(i)	It is acknowledged by Sanofi that the Sublicensed Product will ultimately be used together with a drug cartridge in Ypsomed respective customer’s products. Accordingly, the Sublicense allows Lannett and HEC to, without limitation, final assemble or have final assembled the Sublicensed Product together with the drug cartridge into Lannett’s products for further commercial uses in the Field and in the Territory.
(ii)	The Sublicense shall not be the simple brokering of a naked sub-license to practice the Licensed Patents in the absence of any agreement with Ypsomed for the purchase and/or manufacture of the Sublicensed Product; and
(iii)	Any third-party purchasers of the Sublicensed Product may use sell, offer for sale, distribute, have distributed, import, export, and otherwise exploit such Sublicensed Product, including without limitation with products of Ypsomed’s customers, such as Lannett, to be administered with the Sublicensed Product, in the Field in the Territory.
(b)Lannett agrees that:
(i)	the scope of the Sublicense as set out under Section 2.1 shall not be exceeded by it or HEC;
(ii)	the Sublicense shall not be transferred or assigned by it or HEC except pursuant to the terms of Section 6.e of the Contribution Agreement;
(iii)	it and HEC shall not be entitled to grant any (sub-)sublicenses;
(iv)	it and HEC shall, with respect to the observance and performance of its obligations under this Sublicense Agreement, at all times be liable to Ypsomed for all of its acts, omissions, non-observances and non-performances of obligations under this Sublicense Agreement; and
(v)	the Sublicense must automatically terminate upon the expiration or termination of the Sublicense Agreement for whatever reason.

2.3	Consideration, Taxes & Late Payment
2.3.1	Consideration

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2.3.2	Taxes

The amounts payable by Lannett to Ypsomed pursuant to this Sublicense Agreement shall not be reduced on account of any taxes unless required by applicable law. Ypsomed shall be responsible for paying any and all taxes (other than withholding taxes required by applicable law to be paid by Lannett) levied on account of, or measured in whole or in part by reference to, any payments it receives. Lannett shall deduct or withhold from its payments any taxes that it is required by applicable law to deduct or withhold. Notwithstanding the foregoing, if Ypsomed is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Lannett and/or the appropriate governmental authority (with the assistance of Lannett to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Lannett of its obligation to withhold tax, and Lannett shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Lannett has received reasonable evidence of Ypsomed’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) prior to the time that the payments are due. If, in accordance with the foregoing, Lannett withholds any amount, it shall pay to Ypsomed the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Ypsomed proof of such payment within ten days following such payment. Lannett shall be responsible for any sales or other similar tax that Ypsomed may be required to collect with respect to the payments.

2.3.3	Late Payment

Reference is made to Section 6.3 of the Supply Agreement.

2.4	Renewal, Defense and Enforcement of Licensed Patents
(a)	The Parties acknowledge that Sanofi has no obligation to prosecute to grant, renew or maintain any Licensed Patent, to defend any Licensed Patent against any challenge to its validity or enforceability, or to enforce any Licensed Patent against any third party.
(b)	The Parties acknowledge that neither Ypsomed nor Lannett is entitled to defend or enforce any Licensed Patent against any third party.
(c)	The Parties acknowledge that neither Ypsomed nor Lannett is entitled to request that a Licensed Patent remains under the Unified Patent Court exclusive jurisdiction, or is opted out.
3.	Covenants
(a)	Ypsomed shall ensure that solely with respect to the Sublicensed Product (for clarity, in any form such Sublicensed Product is being used), Sanofi and its Affiliates covenant not to assert against Ypsomed, Ypsomed’s Affiliates, Ypsomed's suppliers of a component of the Sublicensed Product, Ypsomed’s customers (including Lannett) and Ypsomed's customers' commercial partners (including HEC) to whom Ypsomed or said customers have granted rights to exploit the Sublicensed Product or customers' products to be administered with the Sublicensed Product, CMOs, distributors or any other permitted sublicensee any claims that the exploitation of the Sublicensed Product infringes a claim of a Licensed

Patent or any other device patent actually owned, Controlled or acquired by Sanofi at or after the Effective Date. For the avoidance of doubt, this covenant not to sue does not apply to any device other than the Sublicensed Product and expressly excludes any active pharmaceutical ingredient or formulation thereof used with the Sublicensed Product, and any digital, software or connectivity hardware associated with the Sublicensed Product.
(b)	Lannett shall and shall ensure that HEC shall, during the duration of the Sublicense, not file any sort of claims against Sanofi or Sanofi’s Affiliates with respect to the Licensed Patents. Further, Lannett covenants and shall ensure that HEC also covenants not to challenge or assist a third party in challenging, through a legal or administrative proceeding, the validity, infringement, patentability, or enforceability of any Licensed Patent; however for the avoidance of doubt, Lannett and/or HEC shall have the right to defend themselves against any action brought by Sanofi or Sanofi’s Affiliates against them alleging infringement of a Licensed Patent by virtue of Lannett’s and/or HEC’s exploitation of a product other than the Sublicensed Product, by alleging invalidity and/or non-infringement of such Licensed Patent.
4.	Representations and Warranties
(a)	Each Party hereby represents and warrants to the other Party that as of the Effective Date it:
(i)	has the necessary power and authority to enter into this Sublicense Agreement; and
(ii)	is entitled to grant the rights to be granted under this Sublicense Agreement.
(b)Other than the representations and warranties pursuant to Section 4(a), no Party makes any representation and gives no warranty of any kind, including with respect to the validity or enforceability of the Licensed Patents or the non-infringement of third-party intellectual property rights through the exploitation of the Licensed Patents or through the exploitation of the Sublicensed Product. Lannett agrees and shall ensure that HEC agrees that neither Ypsomed nor Sanofi will have any liability to Lannett and/or HEC for any act or omission in the preparation, filing, prosecution, maintenance, enforcement, defense or other handling of the Licensed Patents.
5.	Confidentiality & Consent to cite Lannett and HEC as Sublicensees
5.1.1	Confidentiality

Reference is made to Section 6.a and 6.b of the Contribution Agreement.

5.1.2	Consent to cite Lannett and HEC as Sublicensees

Lannett acknowledges and agrees that Ypsomed may disclose to Sanofi the name and seat of Lannett, HEC as Lannett’s partner for the commercialization of the Sublicensed Product and any other sublicensee to whom an express Sublicense is granted by Ypsomed with respect to the Sublicensed Product.

6.	Indemnification & Limitation of Liability

Reference is made to Sections 18.1 to 18.5 and Section 19 of the Supply Agreement.

7.	Term and Termination
(a)	This Sublicense Agreement shall enter into force on the Effective Date and shall, subject to an earlier termination according to Section 7(b), remain in force and effect until the earlier of (i) the termination or expiration of the License Agreement, or (ii) the termination or expiration of the Supply Agreement (the “Term”).
(b)	Unless as specifically set forth in this Section 7(b), either Party may terminate the Agreement with immediate effect by giving written notice to the other Party:
(i)	if a Party commits a material breach of this Sublicense Agreement (the “Breaching Party”), which, if capable of remedy, the Breaching Party fails to remedy within fifteen (15) days following a written notice by the non-breaching Party describing the alleged breach and requiring it to be remedied;
(ii)	if Lannett fails to timely make any of the payments set forth in Section 2.3 within seven (7) Business Days after receipt of notice from Ypsomed regarding non-payment in which event Ypsomed may terminate pursuant to Section 7(b);
(iii)	upon (A) the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, unless such other Party timely contests such proceedings, (B) the other Party’s making an arrangement for the benefit of creditors, or (C) the other Party’s dissolution or cessation of business.
(iv)	if Lannett is subject to an insolvency event;
(v)	for any reason that under Swiss Law justifies termination for cause (wichtiger Grund).
(c)On the effective date of termination according to Sections 7(a) and 7(b) of the Sublicense Agreement, the Sublicense will immediately and without further notification cease.
(d)Termination or expiry of the Sublicense Agreement will not relieve the Parties from any obligations accruing prior to such termination or expiry. Sections 1, 2.3 with regard to any payment obligations which occurred prior to termination, 5, 6, 7(c), 7(d), 8.1 and 9 shall survive termination or expiry of the Sublicense Agreement.
8.	General Provisions
8.1	Notices

Reference is made to Section 24.5 of the Supply Agreement.

8.2	Entire Agreement

This Sublicense Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties relating to such subject matter.

8.3	Effect on Third Parties

Except as otherwise expressly provided in this Sublicense Agreement, no person other than the Parties shall have any rights or benefits under this Sublicense Agreement, and nothing in this Sublicense Agreement is intended to confer on any person other than the Parties any rights, benefits or remedies.

8.4	Amendments

Reference is made to Section 6.p of the Contribution Agreement.

8.5	Assignment

Reference is made to Section 6.e of the Contribution Agreement.

8.6	Waiver

Reference is made to Section 6.c of the Contribution Agreement.

8.7	Integration

Reference is made to Section 6.d of the Contribution Agreement.

8.8	Counterparts; Delivery by Electronic Transmission

Reference is made to Section 6.h of the Contribution Agreement.

9.	Governing Law and Dispute Resolution

Reference is made to Section 6.m of the Contribution Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

November 4, 2022 /s/ Frank Schiffmann Frank Schiffmann Senior Director /s/ Markus von Burg Markus von Burg Head of Legal	November 4, 2022 /s/ Timothy C. Crew Timothy C. Crew CEO /s/ Samuel H. Israel Samuel H. Israel Vice President, Chief Legal Officer and General Counsel
Ypsomed AG Date:November 4, 2022 By: /s/ Frank Schiffmann Name:Frank Schiffmann Title:Senior Director By: /s/ Markus von Burg Name:Markus von Burg Title:Head of Legal

Lannett Company Inc.

Date:November 4, 2022

By: /s/ Timothy C. Crew

Name:Timothy C. Crew

Title:CEO

By: /s/ Samuel H. Israel

Name:Samuel H. Israel

Title:Vice President, Chief Legal Officer and
              General Counsel

Annex 1 – Definitions

Affiliate shall mean a person that exercises control over a Party, or is under control by a Party, or is under common control by the same person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
Business Day shall mean any day that is a trading day at SIX Swiss Exchange Ltd.
CMO shall mean contract manufacturing organization.
Control or Controlled shall mean, with respect to any patent, that a Party has the legal authority or right (whether by ownership, license, sub-license, or otherwise) to grant exlusive or non-exclusive licenses, sub-licenses, access or rights to use (as applicable) under such patent.
Cover(s)/Covered/Coverage shall mean with respect to a particular subject matter at issue and a relevant Licensed Patent, that the practice or exploitation of such subject matter would infringe one or more claims of such Licensed Patent absent ownership of or a license under such Licensed Patent or, in the case of an actively pending Licensed Patent application, that has not yet issued, would infringe one or more claims of such Licensed Patent application if it were to issue.
Effective Date shall mean 1 October 2022.
Field shall mean diabetes.
Lannett UnoPen Version shall mean the UnoPen Device version as customized by Ypsomed for Lannett for use with injectable insulin glargine and aspart respectively, as described in the component specifications (as attached to the Supply Agreement) and as manufactured and supplied by Ypsomed under the Supply Agreement.
Licensed Patents shall mean any and all Patents (as defined below) Controlled by Sanofi existing as of the Effective Date that Cover UnoPen Devices. Upon the reasonable request of Lannett, Ypsomed will provide access to the list of Licensed Patents to Lannett by means to be agreed upon in good faith between the Parties.
Patents shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).
Sublicense shall mean the sublicense granted by Ypsomed within the framework set forth in Section 2.1.
Sublicensed Product shall mean the Lannett UnoPen Version and components thereof.

For sake of clarity, Sublicensed Product shall not include:

(i)	any active or non-active pharmaceutical ingredients and formulations thereof used with the injection device of clause (a) of this definition;
(ii)	any software, circuitry, power supplies, or connectivity hardware of any companion device associated with the injection device of clause (a) of this definition;
(iii)	SoloSTAR device, which shall mean (a) any and all injection devices, and components thereof, made or sold by or for Sanofi or its Affiliates anywhere in the world prior to the date of this Sublicense Agreement bearing the SoloSTAR® trademark or label, (b) any and all injection devices, and components thereof, made or sold by or for Sanofi or its Affiliates anywhere in the world on or after the date of this Sublicense Agreement that are identical or virtually identical to any of the devices according to clause “a” of this definition, or (c) any and all injection devices, and components thereof, made or sold by or for Sanofi or its Affiliates anywhere in the world on or after the date of this Sublicense Agreement that are substantially similar to any of the devices according to clauses “a” or “b” of this definition but differ therefrom only in a nonsubstantive way;
(iv)	FixPen (being a simple pull and push injection pen);
(v)	YpsoMate device (two step, push-on-skin autoinjector);
(vi)	any user-controlled, disposable, variable dose pen product or component thereof which Lannett does not purchase from Ypsomed; and
(vii)any user-controlled, disposable variable dose pen product or component thereof which is not made for use with injectable insulin glargine and aspart respectively.
Supply Agreement shall mean the agreements (which may be amended from time to time) as set forth in clause D of the Preamble.
Term shall have the meaning set forth in Section 7(a).
Territory shall have the meaning as set forth in the Supply Agreement.
UnoPen Device shall mean the user-controlled, disposable, variable dose injection pen made and sold by Ypsomed serving as basis of the Lannett UnoPen Version.